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                                                                      EXHIBIT 12



                  NEXTEL COMMUNICATIONS INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                    TO FIXED CHARGES AND PREFERRED DIVIDENDS
                             (dollars in thousands)

                                    Fiscal Year   Nine Months                                                       Six Months
                                      Ended          Ended                                                            Ended
                                     March 31     December 31,              Year Ended December 31,                  June 30,
                                       1994          1994         1995       1996        1997        1998         1998      1999
                                    -----------  -------------  ---------  ---------  ----------  -----------   --------- ---------
Loss from continuing operations
 before income tax benefit,
 equity in unconsolidated
 subsidiaries, and
 minority interests                   (78,341)      (197,194)   (531,767)   (852,041) (1,298,341)  (1,715,713)  (829,795)  (706,755)

Add:
 Interest expense on indebtedness
  (including amortization
  of debt expense and discount)        29,891         69,491     115,034     227,495     407,805      656,080    297,133    407,131
 Portion of rent expense
  representative of
  interest (30%)                        2,456         11,100      17,670      25,350      35,820       54,510     24,757     30,132
                                      -------       --------    --------    --------   ---------   ----------    -------   --------

Earnings as adjusted                  (45,994)      (116,603)   (399,063)   (599,196)   (854,716)  (1,005,123)   507,905   (269,492)
                                      =======       ========    ========    ========   =========   ==========    =======   ========

Preferred stock dividends                  --             --          --          --      29,119      149,161     67,469     93,361
 Effective income tax (benefit)
  provision rate                         78.5%          73.4%       72.6%       73.8%      124.6%       100.0%     100.0%     100.0%
                                      -------       --------    --------    --------   ---------   ----------    -------   --------
 Preferred stock dividends on
  pretax basis                             --             --          --          --      36,290      149,161     67,469     93,361

Fixed Charges:
 Interest expense on indebtedness
  (including amortization of
  debt expense and discount)           29,891         69,491     115,034     227,495     407,805      656,080    297,133    407,131
 Portion of rent expense
  representative of
  interest (30%)                        2,456         11,100      17,670      25,350      35,820       54,510     24,757     30,132
 Capitalized interest                   7,800         21,300      31,000      32,900      43,000       55,200     26,776     18,611
                                      -------       --------    --------    --------   ---------   ----------    -------   --------

Fixed charges and preferred
 stock dividends                       40,147        101,891     163,704     285,745     522,915      914,951    416,135    549,235
                                      =======       ========    ========    ========   =========   ==========    =======   ========

Ratio of earnings
  to fixed charges and
  preferred stock dividends             (1.15)         (1.14)      (2.44)      (2.10)      (1.63)       (1.10)     (1.22)     (0.49)

Deficiency                             86,141        218,494     562,767     884,941   1,377,631    1,920,074    924,040    818,727
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